U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 4, 2006, Sterling Mining Company (the “Company”) issued a press release announcing that it had negotiated the principal terms for purchasing the interest of Essential Metals Corporation (EMC) in the Big Creek tailings facility. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

Under the proposed terms, the Company paid EMC a non-refundable deposit of US$100,000 towards the purchase of EMC’s interest, and an additional US$500,000 shall be payable on or before October 20, 2006 when a definitive purchase and sale agreement is entered into and executed between the Company and EMC. A final payment of US$3.9 million will be payable on or before January 22, 2007, at which time the tailing facility will be conveyed to the Company and, as additional consideration, the Company will also convey a 16-acre parcel of land to EMC. Completion of the transaction and payment and exchange of any consideration on October 20, 2006, or subsequently, is subject to the preparation and execution of a definitive agreement on or before October 20, 2006, and satisfaction of other conditions, such as completion of required survey work and the parties being satisfied with title and regulatory matters.

Item 9.01	Financial Statements and Exhibits

The following document is included as an exhibit to this report.

Exhibit No.	Description of Document

99.1	Press Release dated October 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Date: October 5, 2006	By:	/s/ James N. Meek
James N. Meek, CFO, Vice President